Exhibit 10.11

[Accuray, Incorporated Letterhead]

July 22, 2004

Dear Dr. Allison:

        We are pleased to extend to you a position with Accuray Incorporated as Vice President of Engineering. Working in this capacity, you will report directly to me and have primary responsibility for Research, Development and Engineering at Accuray. This letter sets out the terms of your employment with the Company, which will start on August 9th, 2004.

        You will receive a salary of $205,000 annually ("Base Salary"), paid in accordance with the Company's regular payroll practices and subject to applicable withholdings. In addition, you will be eligible for an annual bonus of up to 40% of your earned Base Salary under Accuray's executive bonus plan, subject to applicable withholdings, based upon certain performance goals set for you and based on company achievements. You will also receive an additional one-time bonus of $20,000 payable after 6 months of full employment by Accuray. In addition, you will be entitled to participate in all of the benefit programs that Accuray makes available to its employees.

        As an added incentive, we will recommend to the Board of Directors and subject to their approval that you receive an Option to purchase 250,000 shares of Accuray common stock priced at the fair market value on the date of the grant ("Option") as determined by the Board. Your option will vest over a period of four years as follows: 25% on the anniversary of your Start Date, the remainder to vest in equal monthly parts (1/48th) thereafter. The Option will be subject to the terms and conditions of the Company's 1998 Stock Option Plan and Stock Option Agreement, which you will be required to sign as a condition precedent to receiving the Option.

        We will recommend to the Board of Directors that you be an Officer of the company. This will be subject to Board approval.

        In the event of change of control of the company, and, subsequently, you are terminated or constructively terminated (your job responsibilities or compensation substantially reduced, or you are required to relocate more than 40 miles from Accuray's current location), upon your termination, your options will vest immediately, and you will be entitled to 6 months of your Base Salary.

        If you join Accuray, your employment with the Company will be "at-will" and for no specified term. "At will" means that you are free to resign your position with the Company at any time, with or without cause or advance notice, as you deem appropriate. Similarly the Company has the right to terminate your employment at any time, without cause or advance notice. As a condition of your employment, you will be required to sign the Company's Employee Confidentiality and Assignment of Inventions Agreement, and provide the company with documents establishing your identity and right to work in the United States. These documents must be provided to the Company within three days after your employment Start Date or you may be subject to termination in accordance with Federal Immigration laws.

        In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, or the termination or your employment with Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, CA. You and the Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. Notwithstanding the foregoing, however, this arbitration provision shall not apply to any claims for injunctive relief by you or the Company or any relief sought to enforce the provisions of the employee Confidentiality and Assignment of Inventions Agreement or relating to the or arising out of the misuse or appropriation of the trade secrets or proprietary information.

        To indicate your acceptance of this offer, please sign and date this letter on the spaces below and return it to us no later than July 26, 2004. A duplicate original is enclosed for your records. This agreement, the Confidentiality and Assignment of Inventions Agreement, the Stock Option Plan and the Stock Option Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The Stock Option Plan and the Stock Option Agreement will be forwarded to you upon execution of this Employment Agreement and the Confidentiality and Assignment of Inventions Agreement. The provisions of this agreement regarding "at-will" employment and arbitration may only be modified by a written agreement signed by you and the Chief Executive Officer of the Company.

        I am excited to have you as part of the Accuray team and look forward to your contributions to the success of Accuray.

Sincerely,
/s/ CHRIS A. RAANES Chris A. Raanes Chief Operating Officer

        I accept the above terms of employment as stated, and I understand that my employment with the Company is at-will and for no specified term.

/s/ JOHN W. ALLISON	7/23/04
John W. Allison, Ph.D.	Date